                              US$10,000,000.00


                             REVOLVING AND TERM


                              CREDIT FACILITY


-------------------------------------------------------------------------------


                             CREDIT AGREEMENT




                                      BY

                                     AND

                                   BETWEEN




                     INTERNATIONAL RECTIFIER CORPORATION





                                     AND





                        THE DAI-ICHI KANGYO BANK, LTD
                              LOS ANGELES AGENCY






                              SEPTEMBER 26, 1997

                              TABLE OF CONTENTS


                                                                           PAGE
                                                                           ----
ARTICLE I
DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.1    Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . .   1
     1.2    General Terms . . . . . . . . . . . . . . . . . . . . . . . . .   6
     1.3    Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . .   6


ARTICLE II
THE LOAN  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
     2.1    The Revolving Line of Credit  . . . . . . . . . . . . . . . . .   6
     2.2    Conversion to Term Loan . . . . . . . . . . . . . . . . . . . .   7
     2.3    Extension of Commitment Termination Date and Maturity Date. . .   7
     2.4    Disbursements . . . . . . . . . . . . . . . . . . . . . . . . .   7
     2.5    The Note. . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
     2.6    Repayment of Principal. . . . . . . . . . . . . . . . . . . . .   8
     2.7    Interest Rate and Payment of Interest . . . . . . . . . . . . .   8
     2.8    The Commitment Fee. . . . . . . . . . . . . . . . . . . . . . .  11
     2.9    Prepayments and Reduction of the Commitment . . . . . . . . . .  11
     2.10   Payments to the Bank. . . . . . . . . . . . . . . . . . . . . .  12
     2.11   Change in Circumstances . . . . . . . . . . . . . . . . . . . .  12
     2.12   Change in Legality. . . . . . . . . . . . . . . . . . . . . . .  13
     2.13   Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     2.14   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15


ARTICLE III
CONDITIONS PRECEDENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     3.1    Documents Required Prior to an Initial Disbursement . . . . . .  17
     3.2    Conditions Precedent to Each Disbursement . . . . . . . . . . .  17

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BORROWER. . . . . . . . . . . . . . .  18
     4.1    Authorization . . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.2    Enforceability. . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.3    No Proceedings. . . . . . . . . . . . . . . . . . . . . . . . .  18
     4.4    Compliance with Laws and Agreements . . . . . . . . . . . . . .  18
     4.5    Misleading Statements . . . . . . . . . . . . . . . . . . . . .  19
     4.6    Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.7    No Subordination. . . . . . . . . . . . . . . . . . . . . . . .  19
     4.8    Status. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.9    Financial Statements. . . . . . . . . . . . . . . . . . . . . .  19
     4.10   Title to Assets . . . . . . . . . . . . . . . . . . . . . . . .  19

     4.11   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
     4.12   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.13   Margin Stock. . . . . . . . . . . . . . . . . . . . . . . . . .  20
     4.14   Environmental Compliance. . . . . . . . . . . . . . . . . . . .  20


ARTICLE V
COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
     5.1    Preservation of Existence; Compliance with Applicable Laws. . .  20
     5.2    Maintenance of Insurance. . . . . . . . . . . . . . . . . . . .  20
     5.3    Maintenance of Properties . . . . . . . . . . . . . . . . . . .  20
     5.4    Payment of Obligations and Taxes. . . . . . . . . . . . . . . .  20
     5.5    Inspection Rights . . . . . . . . . . . . . . . . . . . . . . .  20
     5.6    Reporting and Certification Requirements. . . . . . . . . . . .  21
     5.7    Payment of Dividends. . . . . . . . . . . . . . . . . . . . . .  21
     5.9    Additional Indebtedness . . . . . . . . . . . . . . . . . . . .  21
     5.10   Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
     5.11   Liens and Encumbrances. . . . . . . . . . . . . . . . . . . . .  22
     5.12   Transfer of Assets. . . . . . . . . . . . . . . . . . . . . . .  22
     5.13   Change in Nature of Business. . . . . . . . . . . . . . . . . .  22
     5.14   Financial Conditions. . . . . . . . . . . . . . . . . . . . . .  22
     5.15   Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
     5.16   Consolidated Operating Loss . . . . . . . . . . . . . . . . . .  23
     5.17   Environmental Compliance. . . . . . . . . . . . . . . . . . . .  23
     5.18   Pari Passu Treatment. . . . . . . . . . . . . . . . . . . . . .  24


ARTICLE VI
DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
     6.1    Events of Default . . . . . . . . . . . . . . . . . . . . . . .  24
     6.2    Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . .  25


ARTICLE VII
GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.1    Construction. . . . . . . . . . . . . . . . . . . . . . . . . .  26
     7.2    Further Assurances. . . . . . . . . . . . . . . . . . . . . . .  26
     7.3    Enforcement and Waiver by the Bank. . . . . . . . . . . . . . .  26
     7.4    Expenses; Indemnity . . . . . . . . . . . . . . . . . . . . . .  26
     7.5    Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
     7.6    Waiver and Release by the Borrower. . . . . . . . . . . . . . .  28
     7.7    Choice of Law and Venue . . . . . . . . . . . . . . . . . . . .  28
     7.8    Binding Effect and Assignment . . . . . . . . . . . . . . . . .  28
     7.9    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . .  28
     7.10   Severability. . . . . . . . . . . . . . . . . . . . . . . . . .  28
     7.11   Attorneys' Fees and Costs . . . . . . . . . . . . . . . . . . .  28
     7.12   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

     7.13   WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . .  29
     7.14   Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . .  29
     7.15   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
     7.16   Confidentiality . . . . . . . . . . . . . . . . . . . . . . . .  29
     7.17   Conditions Not Fulfilled. . . . . . . . . . . . . . . . . . . .  30
     7.18   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . .  30
     7.19   Immateriality . . . . . . . . . . . . . . . . . . . . . . . . .  30


EXHIBITS

A    NAMES OF AUTHORIZED INDIVIDUALS
B    FORM OF ADVANCE REQUEST
C    FORM OF AMENDED AND RESTATED REVOLVING CREDIT NOTE
D    FORM OF NOTICE OF INTEREST PERIOD

                                CREDIT AGREEMENT

     THIS CREDIT AGREEMENT (the "Agreement") is entered into as of September 26, 1997, by and between INTERNATIONAL RECTIFIER CORPORATION, a Delaware corporation (the "Borrower"), and THE DAI-ICHI KANGYO BANK, LTD., a financial institution organized and existing under the laws of Japan acting by and through its duly-licensed Los Angeles Agency (the "Bank"), in reliance upon the following:

                                   RECITAL

     The Borrower has requested that the Bank make available to the Borrower a credit facility in the aggregate principal amount of Ten Million and No/100 U.S. Dollars (US$10,000,000.00) and the Bank is willing to do so, but only upon the terms and conditions set forth in this Agreement.

                                  AGREEMENT

     NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     1.1 DEFINED TERMS. For the purposes of this Agreement, the capitalized terms in the preamble hereto shall have the meanings therein given them and the following terms shall have the respective meanings set forth below:

           "Advance" shall mean each and every advance of sums hereunder by the Bank to or for the account of the Borrower.

           "Advance Request" shall mean the written request for an Advance required to be provided by the Borrower to the Bank in connection with any Advance pursuant to Section 2.4 hereof.

            "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which banks are closed for business in California; provided, however, that when used in connection with a LIBOR Advance, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

            "Capital Expenditures" shall mean, for any period, the dollar amount of gross expenditures (including obligations under capital leases) incurred during such period for fixed assets, real property, plant and equipment, and renewals, improvements and replacements thereto, required to be included in "capital expenditures" or comparable items in the financial statements of the Borrower in conformity with GAAP.

            "Commitment" shall mean the Bank's commitment hereunder to lend to the Borrower sums up to an aggregate principal amount at any one time outstanding of Ten Million and No/100 U.S. Dollars (US$10,000,000.00).

            "Commitment Fee" shall mean that fee payable by the Borrower to the Bank pursuant to Section 2.8 hereof.

            "Commitment Period" shall mean the period of time from the date hereof to the Commitment Termination Date, as that may from time-to-time be extended pursuant to Section 2.3 hereof.

            "Commitment Termination Date" shall mean September 26, 1998 or such earlier date on which the Bank may accelerate the Borrower's payment obligations hereunder as the result of an occurrence of an Event of Default; provided, however, that the Bank may extend the Commitment Termination Date pursuant to Section 2.3 hereof.

            "Consolidated Operating Loss" shall mean a loss from operations before other income and expenses, income taxes and extraordinary items as set forth on the Borrower's consolidated statement of income.

            "Debt" shall mean all liabilities of the Borrower as set forth on its balance sheet, less Subordinated Debt.

            "Effective Tangible Net Worth" shall mean the Borrower's stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense, loans and advances to employees and similar intangible items) and excluding (i) any cumulative translation adjustments to equity for the value of foreign assets based upon changes in foreign exchange rates and (ii) any redemptions of employee stock options.

            "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, franchises, licenses, agreements and other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, toxics or hazardous substances or wastes into the environment, or the clean-up or other remediation thereof.

            "Eurodollar Reserves" shall mean a fraction, the numerator of which is one (1.00) and the denominator of which is one (1.00) minus the aggregate of the maximum reserve percentages (including but not limited to all special, supplemental, marginal and emergency reserves), expressed as a decimal, as established from time-to-time by the Board of Governors of the Federal Reserve System or any other regulatory authority to which the Bank is subject for maintaining reserves related to its "Eurocurrency liabilities" (as such term is defined in Regulation D as promulgated by said Board of Governors), adjusted automatically on and as of the effective date of any change in any reserve percentage.

            "Event of Default" shall mean any one or more of the events specified in Section 6.1 hereof.

            "GAAP" shall mean generally accepted accounting principles set forth by the Accounting Principles Board, the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or otherwise as generally recognized by the United States accounting profession to define accepted accounting practice as of the date of determination.

            "Indebtedness" shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money and for the deferred purchase price of property or services due more than 45 days from the date of payment specified on the invoice for such obligation with respect to which the Borrower is primarily liable as obligor and (ii) obligations under leases which shall have been or should be, in accordance with GAAP, reported as capital leases with respect to which the Borrower is primarily liable.

            "Index Rate" shall mean that rate established and published from time to time by the Bank as its prime, base or reference rate. The Index Rate is determined by the Bank at its discretion based on various factors including its costs of funds and desired return, general economic conditions and other factors. The Bank uses the Index Rate as a benchmark for pricing certain types of loans. Depending upon the circumstances, such as the amount and terms of a loan, the creditworthiness of a borrower or any guarantor, the presence and nature of collateral and other relationships between a borrower and the Bank, loans may be priced at, above or below the Index Rate. The Borrower acknowledges that the use of the appellation "Index Rate" does not constitute a representation on the part of the Bank that no loans or forbearances are made by the Bank at a lesser rate of interest. In the event that the Bank shall cease to establish or publish an Index Rate, whether denominated as such or otherwise, the Index Rate shall be deemed to be the average "prime," "base" or "reference" interest rate for each calendar month, as of the first day of such calendar month, of the three largest (as determined by total assets) banking institutions in the State of California then establishing or publishing a "prime," "Base" or "reference" rate of interest; provided, however, that in the event any such banking institution publishes more than one such rate, the rate used with respect to such banking institution shall be the highest among those so published by it.

            "Interest Payment Date" shall mean: (i) with respect to any Advance, the last day of each Interest Period applicable to such Advance and the Commitment Termination

Date; and (ii) with respect to the Term Loan, the last day of each Interest Period and the Maturity Date.

            "Interest Period" shall mean, with respect to each Advance, the period commencing on the date of such Advance or on the last day of each immediately preceding Interest Period applicable to such Advance in the event of a conversion or continuation pursuant to Section 2.7 hereof (as the case may be) and, with respect to the Term Loan, the period commencing on the Commitment Termination Date or on the last day of each immediately preceding Interest Period in the event of a conversion or continuation pursuant to
Section 2.7 hereof (as the case may be), and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one (1), two (2) or three (3) months thereafter (or such other periods as the Borrower and the Bank may later agree upon), all as the Borrower may specify in an Advance Request or Notice of Interest Period (as the case may be) or, if earlier, the date of prepayment of such Advance or the Term Loan (or any portion thereof), the Commitment Termination Date (as to Advances) or the Maturity Date (as to the Term Loan); provided, however, that (i) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) in no event shall any Interest Period with respect to any Advance end later than the Commitment Termination Date or with respect to the Term Loan end later than the Maturity Date; and (iii) interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

            "LIBOR Base Rate" shall mean, with respect to any Advance or to the Term Loan and for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/16th of 1.00%) equal to seventy-five basis points (0.75%) plus the product of (i) the rate at which Dollar deposits approximately equal in principal amount to the Advance or the then-outstanding balance of the Term Loan for which the LIBOR Base Rate is being determined and for a maturity comparable to the Interest Period selected by the borrower are offered in immediately available funds to the Bank in the London interbank market at approximately 11:00 a.m., London time, on the day which is two (2) Business Days prior to the commencement of such Interest Period, multiplied by (ii) the Eurodollar Reserves in effect on the first day of such Interest Period.

            "Loan" shall mean the aggregate of all Advance hereunder and all other sums due and owing from the Borrower to the Bank pursuant to the terms hereof.

            "Loan Documents" shall mean: (i) this Agreement; (ii) the agreements, instruments and other documents referred to in Article III hereof; and (iii) any amendment, supplement, modification, consent or waiver of, to or in respect of any of the foregoing.

            "Material Adverse Effect" shall mean: (i) a materially adverse effect on the business, assets, operations, prospects or financial condition of the Borrower; (ii) a material impairment of the ability of the Borrower to perform any of its material obligations under any Loan Document; or (iii) a material impairment of the rights of or benefits available to the Bank under any of the Loan Documents.

            "Maturity Date" shall mean September 26, 2000 or such earlier date on which the Bank may accelerate the Borrower's payment obligations hereunder as the result of an occurrence of an Event of Default; provided, however, that the Bank may extend the Maturity Date pursuant to Section
2.3 hereof.

            "Notice of Interest Period" shall mean the written notice required to be provided by the Borrower to the Bank in connection with the Borrower's periodic election of Interest Periods for the Term Loan.

            "Note" shall mean that certain Revolving Credit and Term Note which the Borrower shall execute and deliver to the Bank pursuant to Section
3.1 hereof.

            "Obligations" shall mean the obligations of the Borrower:

                        (i) To pay the principal of and interest on the Loan in accordance with the terms hereof and to perform all of its other obligations, covenants and agreements to or for the benefit of the Bank, whether hereunder or otherwise, now existing or hereafter incurred, matured or unmatured, fixed or contingent, joint or several, including any extensions, modifications or renewals thereof or substitutions therefor; and

                        (ii) To reimburse the Bank, on demand, for all of the Bank's expenses and costs as more fully provided for herein in connection with the preparation, amendment, modification or enforcement of the Loan Documents, including without limitation any proceeding brought or threatened to enforce payment of any of the obligations referred to in clause (i) of this definition.

            "Permitted Liens" shall mean (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges either not more than 45 days past due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen or carriers, or other like liens, arising in the ordinary course of business and securing obligations which are not more than 45 days past due or being contested in good faith; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 5.9 hereof; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; (vi) liens in connection with workers' compensation, unemployment insurance and such other types of insurance;
(vii) liens resulting from zoning restrictions, easements and such other similar restrictions on the use of real property; and (ix) liens arising from judgments and attachments that would not constitute an Event of Default hereunder.

            "Subordinated Debt" shall mean such liabilities of the Borrower that have been subordinated to those owed to the Bank, such subordination to be effected in a manner that is acceptable to the Bank.

            "Subsidiary" shall mean, with respect to the Borrower, any entity with respect to which the Borrower directly or indirectly owns or controls at least a majority of such entity's voting stock, membership interests or other equity interests.

            "Term" shall mean the term of this Agreement, commencing on the date hereof and expiring on the Maturity Date; provided, however, that in the event the Borrower fails to pay to the Bank all sums required hereunder on or before the Maturity Date, the Borrower shall continue to be bound by the terms of this Agreement until all such sums are paid in full but the Bank shall be under no further obligations hereunder after such date.

            "Term Loan" shall mean the term loan described in Section 2.2 hereof.

            "U.S. Dollars" or "US$" shall mean the lawful currency of the United States of America.

      1.2 GENERAL TERMS. Except where the context requires otherwise, the definitions in Section 1.1 hereof shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." Unless otherwise stated, references to Sections Articles, Schedules and Exhibits made herein are to Sections, Articles, Schedules or Exhibits, as the case may be, of this Agreement, and references herein to any document, including but not limited to this Agreement, shall be deemed to refer to the document as it now exists or as it may from time-to-time be amended. References herein to a "person" or "persons" shall be deemed to include an individual, corporation, partnership, limited liability company, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions and agencies thereof) or any other entity whatsoever.

      1.3 ACCOUNTING TERMS. All references to financial statements, assets, liabilities and similar accounting terms not specifically defined herein shall mean such terms as used or determined in accordance with GAAP consistently applied over the period(s) in question, and except where otherwise specified, all financial information submitted by the Borrower pursuant to this Agreement shall be prepared in accordance with GAAP.


                                  ARTICLE II
                                   THE LOAN

      2.1 THE REVOLVING LINE OF CREDIT. Subject to the terms of this Agreement, the Borrower may at any time and from time to time before the Commitment Termination Date, and so long as no Event of Default (or event which with the giving of notice or the passage of time or both would become an Event of Default) has occurred, borrow from the Bank pursuant hereto, and the Bank shall lend to the Borrower, such requested Advances, each in an amount of not less than Five Hundred Thousand and No/100 U.S. Dollars (US$500,000.00), or any integral multiple thereof, not to exceed in the aggregate at any one time outstanding during the Term hereof the amount of the Commitment. Subject to the terms hereof, the Borrower may borrow, repay and reborrow sums until the Commitment Termination Date.

     2.2 CONVERSION TO TERM LOAN. On the Commitment Termination Date, all Advances outstanding hereunder shall automatically convert to a two-year term loan (the "Term Loan") in an amount equal to the aggregate principal amount of such Advances outstanding on such day. The Term Loan shall bear interest at the LIBOR Base Rate for Interest Periods to be selected by the Borrower, and all such interest shall be due and payable, pursuant to Section 2.7 hereof. In addition, the Borrower shall repay a portion of the outstanding principal balance of the Term Loan on the last day of each three-month period, commencing on the day which is three months after the Commitment Termination Date, each such quarterly repayment to be in an amount equal to five percent (5%) of the principal balance of the Term Loan outstanding on the Commitment Termination Date. On the Maturity Date, all outstanding principal and accrued and unpaid interest shall be due and payable in full.

     2.3 EXTENSION OF COMMITMENT TERMINATION DATE AND MATURITY DATE. The Borrower may request that the Bank extend the Commitment Termination Date for successive one-year periods. Each such request must be made in writing and received by the Bank not less than 30 days or more than 90 days prior to the then-effective Commitment Termination Date. The Bank may consent to any request for such extension at the Bank's sole discretion. If the Bank agrees to extend the Commitment Termination Date, the Maturity Date shall likewise be extended for one year. Any consent by the Bank to extend the Commitment Termination Date on one occasion shall not be deemed a consent by the Bank to any subsequent extension request from the Borrower.

     2.4  DISBURSEMENTS.

          a. ADVANCES. Upon satisfaction in full of the conditions precedent set forth in Article III hereof, the Bank shall make Advances hereunder upon receipt by the Bank of an Advance Request pursuant to paragraph (b) of this Section 2.4 from any one of the individuals whose names are set forth in Exhibit "A" attached hereto, acting alone, or from any individual authorized in writing to the Bank to so act by any one of the individuals named in Exhibit "A" hereto. Notwithstanding anything to the contrary herein contained, any Advance shall be conclusively presumed to have been made to or for the benefit of the Borrower so long as the Bank believes in good faith that the requests and directions received by the Bank in connection therewith have been made by a person authorized hereunder, regardless of the fact that persons other than those authorized hereunder may have made such an Advance Request.

          b. NOTICE OF ADVANCES. In order to request an Advance, the Borrower shall give written notice (or telephonic notice promptly confirmed in writing or by facsimile transmission) to the Bank in the form of Exhibit "B" hereto (or in such other form as may from time to time be acceptable to the Bank) not later than 7:00 a.m., Los Angeles time, on the day which is two (2) Business Days prior to the date of the proposed Advance. Such notice shall be irrevocable and shall in each case refer to this Agreement and specify: (i) the date of such Advance (which shall be a Business Day); (ii) the amount of such Advance; and
     (iii) the Interest Period with respect thereto. If no Interest Period with respect to the Advance is specified in such notice, then the Borrower shall be deemed to have selected an Interest Period of one (1) month's duration.

          c. METHOD OF DISBURSEMENT. Each Advance shall be disbursed by the Bank to the Borrower's account at Sanwa Bank California, ABA 122003516, Account Number 261331033, Bnf; International Rectifier Corp.

     2.5 THE NOTE. Concurrently with the execution of this Agreement, the Borrower shall execute and deliver to the Bank the Note in the form of Exhibit "C" hereto. All Advances and the Term Loan shall be evidenced by the Note. The Bank shall record on the schedule annexed to the Note the date of each Advance, the amount of each Advance and each payment of principal and interest on the Loan; provided, however, that the Bank's failure to make any such notation on the Note shall not excuse, limit or otherwise affect the obligations of the Borrower hereunder, nor shall such failure affect the recognition of payments of principal and interest on the Loan.

     2.6 REPAYMENT OF PRINCIPAL. The Borrower shall repay to the Bank the outstanding principal balance of each Advance on the last day of the applicable Interest Period relating thereto (unless the Borrower shall convert or continue an Advance in accordance with Section 2.7 hereof) and shall repay the aggregate outstanding principal balance of the Term Loan in accordance with Section 2.2 hereof.

     2.7  INTEREST RATE AND PAYMENT OF INTEREST.

          a. INTEREST RATE. Each Advance and the Term Loan shall bear interest at a rate per annum equal to the LIBOR Base Rate for the Interest Period then in effect, computed on the basis of the actual number of days elapsed over a year of 360 days. Interest shall be due and payable on each applicable Interest Payment Date in an amount as shall be determined by the Bank, which determination shall be conclusive absent manifest error. The Bank shall use reasonable efforts to advise the Borrower of such determination three (3) Business Days prior to each applicable Interest Payment Date, but the Bank's failure to so advise the Borrower shall in no way impair the Bank's right to receive timely payment of all sums due the Bank hereunder.

    b. CONVERSIONS AND CONTINUATIONS. The Borrower shall have the right at any time upon prior irrevocable telephonic notice (which shall be confirmed promptly by providing the Bank with a Notice of Interest Period in the form of Exhibit "D" hereto) to the Bank (i) before 7:00 a.m., Los Angeles time, on the day which is two (2) Business Days prior to conversion, to convert the Interest Period with respect to any Advance or the Term Loan to another permissible Interest Period, and (ii) before 7:00 a.m., Los Angeles time, on the day which is two (2) Business Days prior to continuation, to continue any Advance or the Term Loan into a subsequent Interest Period of the same duration, subject in each case to the following:

         (i) in the case of a conversion or continuation of less than all Advances, the aggregate principal amount of Advances so converted or continued shall not be less than Five Hundred Thousand and No/100 U.S.
Dollars (US$500,000.00), shall be in integral multiples thereof and after such conversion and/or continuation there shall not be outstanding Advances in the aggregate with more than three (3) different interest rates and three (3) different Interest Periods;

         (ii) in the case of a conversion or continuation of the Term Loan, the entire principal balance of the Term Loan from time to time outstanding must be converted or continued into one Interest Period;

         (iii) the Borrower shall pay all accrued interest on an Advance or the Term Loan being converted or continued at the time of conversion or continuation;

         (iv) if any Advance or the Term Loan (as the case may be) is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay any increased costs associated therewith pursuant to Section 2.13 hereof; and

         (v) no Advance may be converted into or continued as an Advance with an Interest Period ending after the Commitment Termination Date, any Advance for which the shortest available Interest Period would extend beyond the Commitment Termination Date shall automatically bear interest from the end of the then-effective Interest Period to the Commitment Termination Date at the Index Rate, and the Term Loan may not be converted or continued into an Interest Period which extends beyond the Maturity Date.

If the Borrower shall not have given timely notice to convert or continue any Advance or the Term Loan into a subsequent Interest Period, the Advance or Term Loan, as the case may be, shall (unless repaid pursuant to the terms hereof), subject to clauses (i), (ii), (iii), (iv) and (v) above, automatically be continued into a new Interest Period of one (1) month's duration.

    c. INTEREST ON OVERDUE AMOUNTS; ALTERNATIVE RATE OF INTEREST. Notwithstanding any provision of this Section 2.7 to the contrary, the Borrower shall pay interest as follows:

         (i) If the Borrower shall default in the payment of the principal of or interest on any Advance or the Term Loan, or any fees or other amounts becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Bank pay interest from and including the date of such default, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed as provided in paragraph (a) of this Section 2.7) equal to the Index Rate plus three percent (3.00%).

         (ii) In the event, and on each occasion, that on the day which is two (2) Business Days prior to the commencement of any Interest Period the Bank shall have determined that U.S. Dollar deposits in the principal amount of the Advance or the then-outstanding principal balance of the Term Loan are not generally available to the Bank in the London interbank market, or that reasonable means do not exist for ascertaining the LIBOR Base Rate, or that the rate at which U.S. Dollar deposits are being offered will not adequately and fairly reflect the cost to the Bank of making or maintaining any Advance or the Term Loan during such Interest Period, the Bank shall, as soon as practicable thereafter, give notice of such determination to the Borrower and until the circumstances giving rise to such notice no longer exist, all outstanding Advances or the outstanding principal balance of the Term Loan, as the case may be, shall bear interest at the Index Rate. Upon the Bank's determination that the circumstances giving rise to the foregoing notice no longer exist, the Bank shall so notify the Borrower, and all outstanding Advances or the outstanding principal balance of the Term Loan, as the case may be, shall once again bear interest at the LIBOR Base Rate. Each determination by the Bank hereunder shall be conclusive and binding absent manifest error.

    d. USURY LAW. It is the intent of the Bank and the Borrower in the execution of this Agreement, the Note and all other Loan Documents to contract in strict compliance with the usury laws of the State of California (the "Usury Law"). In furtherance thereof, the Bank and the Borrower stipulate and agree that none of the terms and provisions contained herein or in the Note or under any other Loan Document, or in any other instrument executed in connection herewith or therewith, shall ever be construed to create a contract to pay for the use, forbearance or detention of money at a rate of interest in excess of the maximum interest rate permitted to be charged by the Bank in compliance with the Usury Law. Neither the Borrower nor any guarantors, endorsers or other parties now or hereafter becoming liable for payment hereunder or under the Note or any other Loan Document shall ever be required to pay interest thereon at a rate in excess of the maximum interest that may be lawfully charged by the Bank in compliance with the Usury Law, and the provisions of this paragraph 2.7(d) shall control over all other provisions hereof or of the Note or any other Loan Documents, and of any other instruments now or hereafter executed in connection herewith or therewith, which may be in apparent conflict herewith. If the maturity of any Obligations shall be accelerated for any reason or if the principal of the Note is paid prior to the expiration of the respective term thereof, and as a result thereof the interest received for the actual period of existence of the Loan exceeds the applicable maximum lawful rate permitted to be charged by the Bank in compliance with the Usury Law, the Bank shall refund to the Borrower the amount of such excess or shall, at its option, credit the amount of such excess against the principal balance of the Loan then outstanding. In the event that the Bank shall collect monies which are deemed to constitute interest in excess of the lawful rate which the Bank may charge, for any reason whatsoever, such monies shall, upon such determination and at the option of the Bank, be immediately either returned to the Borrower or credited against the principal balance of the Loan then outstanding.

     2.8 THE COMMITMENT FEE. In addition to the payment of interest hereunder and not in lieu thereof, the Borrower shall pay to the Bank the Commitment Fee as follows:

          a. AMOUNT. The Commitment Fee shall be computed daily at the rate of twenty-five basis points (0.25%) per annum on the difference between the Commitment and the aggregate principal balance of all Advances outstanding from time-to-time on the basis of a 360-day year for the actual number of days elapsed (including the first day but excluding the last day) during the period for which the Commitment Fee is payable.

          b. PAYMENT. The Commitment Fee shall be paid quarterly in arrears on the last Business Day of each calendar quarter, on the Commitment Termination Date and on demand during the continuance of any Event of Default.

          c. ASSESSMENT PERIOD. The Commitment Fee shall be assessed only for the period commencing on the date of this Agreement and expiring on the Commitment Termination Date.

     2.9       PREPAYMENTS AND REDUCTION OF THE COMMITMENT.

          a. PREPAYMENT. The Borrower shall have the right to make payments in reduction of the outstanding balance of the Loan, in whole or in part at any time, subject to the provisions of Section 2.13 hereof; provided, however, that each such prepayment must be accompanied by payment of all interest accrued thereon, and provided further that such prepayment must be in the amount of Five Hundred Thousand and No/100 U.S. Dollars (US$500,000.00) or integral multiples thereof, or the outstanding balance if less. Any amount of principal so repaid prior to the Commitment Termination Date shall become available for future Advances subject to the terms and conditions of this Agreement, but any amount of principal repaid on or after the Commitment Termination Date shall not be available for reborrowing.

          b. REDUCTION OF THE COMMITMENT. Upon not less than five (5) Business Days' written notice to the Bank, the Borrower may terminate the Commitment in whole or in part; provided, however, that each partial reduction shall be in an amount of not less than One Million and No/100 U.S. Dollars (US$1,000,000.00) or any integral multiple thereof, and provided further that in no event may the Commitment be reduced to an amount less than the then-outstanding principal balance of the Loan.

     2.10 PAYMENTS TO THE BANK. All sums payable to the Bank hereunder shall be paid directly to the Bank, in U.S. Dollars and immediately available funds, by wire transfer to the account of the Bank at The Dai-Ichi Kangyo Bank, Ltd., New York, ABA No. 026004307, for the account of The Dai-Ichi Kangyo Bank, Ltd., Los Angeles Agency, Account No. 79740111195, Reference International Rectifier, Attn: LAD, or to such other account as the Bank may from time to time notify the Borrower.

     2.11 CHANGE IN CIRCUMSTANCES.

          a. CHANGES TO TAXES AND RESERVE REQUIREMENTS. Notwithstanding any other provision herein to the contrary, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or nor having the force of law) shall change the basis of taxation of payments to the Bank of the principal of or interest on any Advance or the Term Loan or any fees or other amounts payable hereunder (other than changes with respect to taxes imposed on the overall net income of the Bank by the jurisdiction in which the Bank has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by, the Bank or shall impose upon the Bank or the London interbank market for LIBOR deposits any other condition affecting this Agreement, the Commitment or Advances made by the Bank, and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining the Commitment or the Loan or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by the Bank to be material, then the Borrower will pay to the Bank upon demand such additional amount or amounts as will compensate the Bank for such additional costs incurred or reductions suffered.

          b. CAPITAL ADEQUACY. If the Bank shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank or its holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or promulgated after the date hereof by any such governmental authority, has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of its holding company as a consequence of its obligations under this Agreement or the Loan made by the Bank pursuant hereto to a level below that which the Bank or its holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank's guidelines with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank or its holding company for any reduction suffered.

          c. DELIVERY OF CERTIFICATE. A certificate of the Bank setting forth such amount or amounts as shall be necessary to compensate the Bank as specified in paragraphs (a) or (b) of this Section 2.11 (as the case may be) shall be delivered to the Borrower and shall be conclusive absent manifest error. Except as provided in paragraph (d) of this Section 2.11, the Borrower shall pay the Bank the amount shown as due on any such certificate delivered by the Bank within thirty (30) days after the Borrower's receipt of the same. The Bank shall submit such a certificate to a Borrower no more often than monthly; provided, however, that certificates with respect to amounts due as to an identifiable Advance or the Term Loan may also be submitted at the end of the then-effective Interest Period applicable thereto.

         d. NO WAIVER, FAILURE TO MAKE CLAIM. Failure on the part of the Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of the Bank's rights with respect to any period to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to such period or any other period. If the Bank shall receive as a refund any moneys from any source that it has listed on the certificate provided pursuant to paragraph 2.11(c) as an increased cost, to the extent that the Borrower has previously paid such increased cost to the Bank, the Bank shall promptly forward such refund to the Borrower without interest and less all out-of-pocket expenses incurred by the Bank in obtaining such refund; provided, however, that the Borrower shall promptly return such refund (plus penalties, interest and other charges) to the Bank in the event that the Bank is later required to repay such refund.

    2.12 CHANGE IN LEGALITY. Notwithstanding anything to the contrary herein contained, if any change in any law or regulation or in the interpretation thereof or any new law, regulation or interpretation by any governmental authority charged with the administration or interpretation thereof or any judgment, order or directive of any competent court, tribunal or authority shall make it unlawful for the Bank to make any Advance or maintain the Loan at the LIBOR Base Rate or otherwise to give effect to its obligations as contemplated hereby (an "Illegality"), then, by written notice to the Borrower, the Bank may:

               (i) declare that Advances bearing interest at the LIBOR Base Rate will not thereafter be made by the Bank, whereupon any request by the Borrower for an Advance shall be deemed a request for an Advance bearing interest at the Index Rate unless and until such declaration shall be subsequently withdrawn; and

              (ii) require that all outstanding Advances or the outstanding principal balance of the Term Loan, as the case may be, bear interest at the Index Rate, in which event (A) all such Advances or the outstanding principal balance of the Term Loan, as the case may be, shall automatically bear interest at the Index Rate as of the effective date of the notice required by this Section 2.12, (B) all payments and prepayments of principal which would otherwise have been applied to repay the Advances or the Term Loan bearing interest at the LIBOR Base Rate shall instead be applied to repay the Advances or the Term Loan bearing interest at the Index Rate, and (C) the Advances or the Term Loan bearing interest at the Index Rate shall be prepayable only at the times such amounts would have been prepayable had the interest rate not been changed to the Index Rate.

For purposes of this Section 2.12, a notice to the Borrower by the Bank shall be effective, if lawful, on the last day of the then-current Interest Period with respect thereto; provided, however, that such notice shall be effective on the date of receipt by the Borrower if there are no outstanding Advances to the Borrower, and provided further that, if it is not lawful for the Bank to maintain any Advance or the Term Loan (as the case may be) bearing interest at the LIBOR Base Rate until the end of the Interest Period applicable thereto, the notice to the Borrower shall be effective upon receipt by the Borrower. The Bank agrees that it will notify the Borrower as soon as practicable if the conditions giving rise to an Illegality cease to exist.

     2.13 INDEMNITY. The Borrower shall indemnify the Bank and hold the Bank harmless from and against any loss or expense which the Bank may sustain or incur as a direct consequence of: (i) any payment, prepayment or conversion, whether required by any provision of this Agreement or otherwise made, on a date other than the last day of the applicable Interest Period;
(ii) any default in payment or prepayment of the principal amount of any portion of the Loan or interest accrued thereon, as and when due and payable (whether at scheduled maturity, by notice of prepayment, acceleration or otherwise); (iii) the occurrence of any Event of Default, including any loss sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain any portion of the Loan bearing interest at the LIBOR Base Rate; (iv) any failure by the Borrower to fulfill on the date of any Advance hereunder the applicable conditions set forth in Article III hereof; or (v) any failure of the Borrower to borrow or to convert or continue any portion of the Loan bearing interest at the LIBOR Base Rate hereunder after irrevocable notice of such borrowing, conversion or continuation has been given pursuant to Sections 2.4 or 2.7 hereof. Such loss or expense shall be the difference as reasonably determined by the Bank between: (i) an amount equal to the principal amount of such portion of the Loan being paid, prepaid or converted, or such amount as is not borrowed, converted or continued, multiplied by a percentage per annum (computed on the basis of a 360-day year and actual days remaining for the balance of the Interest Period applicable, or which would have been applicable, to such portion of the Loan being paid, prepaid or converted or not borrowed, converted or continued) equal to the greater of (A) the LIBOR Base Rate applicable to any portion of the Loan being paid, prepaid or converted, or such amount as is not borrowed, converted or continued, or (B) the Bank's cost of obtaining the funds for such portion of the Loan being paid, prepaid or converted, or such amount as is not borrowed, converted or continued; and (ii) any lesser amount that would be realized by the Bank in reemploying the funds received in payment, prepayment or conversion, or as a result of the failure to borrow, convert or continue, during the period from the date of such payment, prepayment or conversion, or failure to borrow, convert or continue, to the end of the Interest Period applicable to such portion of the Loan or such amount at the interest rate that would apply to an interest period of approximately such duration. The Bank shall provide to the Borrower a statement explaining the amount of any such loss or expense, which statement shall, in the absence of manifest error, be conclusive.

     2.14    TAXES.

             a. GROSS-UP. Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Bank's (or any transferee's or assignee's, including a participation holder's [any such entity, a "Transferee"]) net income and franchise taxes imposed on the Bank (or Transferee, as the case may be) by the United States or any jurisdiction under the laws of which it is organized or is engaged in business or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Bank (or any Transferee, as the case may be) (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) the Bank (or Transferee, as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law.

             b. STAMP TAXES. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which may arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

             c.    TAX INDEMNITY. The Borrower will indemnify the Bank
     (or Transferee, as the case may be) for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by the Bank (or Transferee, as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant taxing authority or other governmental authority. Such indemnification shall be made within thirty (30) days after the date on which the Bank (or Transferee, as the case may be) makes written demand therefor. If the Bank (or Transferee, as the case may be) shall become aware that it is entitled to receive a refund with respect to Taxes or Other Taxes, it shall promptly notify the Borrower of the availability of such refund and shall, within thirty (30) days after receipt of a request by the Borrower, apply for such refund at the Borrower's expense. If the Bank (or Transferee, as the case may be) receives a refund with respect to any Taxes or Other Taxes for which the Bank (or Transferee, as the case may be) has received payment from the Borrower under this Section 2.14, it shall promptly notify the Borrower of such refund and shall, within thirty (30) days after receipt of a request by the Borrower (or promptly upon receipt, if the Borrower has requested application for such refund pursuant hereto), repay such refund to the Borrower, net of all out-of-pocket expenses of the Bank and without interest; provided, however, that the Borrower, upon the request of the Bank (or Transferee, as the case may be) agrees to return such refund (plus penalties, interest or other charges) to the Bank (or Transferee, as the case may be) in the event that the Bank (or Transferee, as the case may be) is required to repay such refund.

             d. DELIVERY OF RECEIPT. Within thirty (30) days after the date of any payment of Taxes or Other Taxes withheld by the Borrower with respect to any payment to the Bank (or Transferee, as the case may be), the Borrower will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof.

             e. TAX FORMS. The Bank agrees that it shall provide the Borrower with such forms as are prescribed by the Internal Revenue Service to afford the Bank an exemption from United States withholding taxes on payments made hereunder by the Borrower (currently Form 1001 or From 4224). If the Bank fails to provide such required form(s) to the Borrower, the Borrower shall not be obligated to "gross up" under paragraph (a) of this Section 2.14 until it receives such forms.

             f. SURVIVAL. Without prejudice to the survival of any other provision of this Agreement, the agreements and obligations contained in this Section 2.14 shall survive the payment in full of the principal of and interest on the Loan.

                                ARTICLE III
                            CONDITIONS PRECEDENT


     The obligation of the Bank to make the Commitment or any Advance hereunder is subject to the satisfaction of the following conditions precedent:

     3.1 DOCUMENTS REQUIRED PRIOR TO AN INITIAL DISBURSEMENT. The Borrower shall have delivered to the Bank, prior to the initial disbursement of an Advance hereunder, the following documents in form and substance satisfactory to the Bank:

               (i)    this Agreement, duly executed by the Borrower;

               (ii)   the Note, duly executed by the Borrower;

               (iii) an opinion of the Borrower's General Counsel, dated as of the date hereof, in form and substance acceptable to the Bank;

               (iv) a certificate of the Secretary of the Borrower, dated as of the date hereof, certifying: (A) that attached thereto is a true, correct and complete copy of the Certificate of Incorporation of the Borrower; (B) that attached thereto is a true, correct and complete copy of the Bylaws of the Borrower, as in effect on the date of such certificate; (C) that attached thereto is a true, correct and complete copy of the resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement and all other Loan Documents by the Borrower and that said resolutions have not been amended or revoked and are in full force and effect on the date of such certificate; and (D) as to the incumbency and specimen signature of each officer of the Borrower executing this Agreement or any other instrument or document to be executed and delivered by the Borrower in connection herewith; and

               (v) a certificate of good standing for the Borrower, issued by the Secretary of State of the State of California and dated within ten (10) days of the date hereof.

     3.2 CONDITIONS PRECEDENT TO EACH DISBURSEMENT. At the time of each and every disbursement of an Advance hereunder:

               (i) no Event of Default shall have occurred and be continuing, nor shall any event have occurred and be continuing that with the giving of notice or the passage of time, or both, would be an Event of Default;

               (ii) no event shall have occurred which constitutes a Material Adverse Effect;

               (iii) all of the Loan Documents shall be and remain in full force and effect; and

               (iv) the Borrower shall have provided the Bank with an Advance Request pursuant to Section 2.4 hereof.


                                 ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE BORROWER


     The Borrower hereby represents and warrants to the Bank as follows:

     4.1 AUTHORIZATION. The Borrower has the power and authority to enter into and perform its obligations under this Agreement, the Note and each and every other Loan Document, and to incur the Obligations herein and therein provided for, and has taken all corporate actions necessary to authorize the execution, delivery and performance of this Agreement, the Note and each and every other Loan Document.

     4.2 ENFORCEABILITY. This Agreement constitutes, and the Note when delivered will constitute, the legal, valid and binding Obligations of the Borrower, enforceable upon the Borrower in accordance with their respective terms except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application from time to time affecting the rights of creditors generally.

     4.3 NO PROCEEDINGS. Except as has been disclosed to the Bank in writing, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority as to which the Borrower has been served or otherwise given notice or, to the knowledge of the Borrower, pending or threatened against or affecting the Borrower or the businesses, assets or rights of the Borrower as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     4.4 COMPLIANCE WITH LAWS AND AGREEMENTS. The Borrower is not in violation of any law, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any governmental authority, where such violation or default could reasonably be expected to have a Material Adverse Effect. The Borrower is not in default under any provision of any indenture, or any other material agreement or instrument to which it is a party or by which it or any of its respective properties or assets are or may be bound, where such default could reasonably be expected to have a Material Adverse Effect, and the entering into and performance by the Borrower of this Agreement, the Note and the other Loan Documents will not (immediately or with the expiration of any applicable cure period or the giving of notice, or both): (i) violate any charter or bylaw provision of the Borrower, or violate any law or result in a default under any contract, agreement or instrument to which the Borrower is a party or by which the Borrower or its properties is bound; or (ii) result in the creation or imposition of any security interest in, or lien upon, any of the assets of the Borrower.

    4.5 MISLEADING STATEMENTS. No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by the Borrower to the Bank pursuant hereto contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

    4.6 CONSENTS. Each consent, approval or authorization of, or filing, registration or qualification with, any entity which is required to be obtained or effected by the Borrower in connection with the execution and delivery of this Agreement, the Note and all other Loan Documents, or the undertaking or performance of any Obligation hereunder or thereunder, has been duly obtained or effected.

    4.7 NO SUBORDINATION. The Obligations of the Borrower under this Agreement, the Note and the other Loan Documents are at least pari passu with all other unsecured indebtedness of the Borrower with respect to any of its domestic loans.

    4.8 STATUS. The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied in all material respects with the fictitious name statute of, every jurisdiction in which the Borrower is doing business.

    4.9 FINANCIAL STATEMENTS. All financial statements, financial information and other financial data which has been submitted by the Borrower to the Bank are and have been prepared in accordance with GAAP consistently applied and fairly present in all material respects, as of the date of such statements, information or data, the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

    4.10 TITLE TO ASSETS. The Borrower has good and marketable title to all of its assets, none of which are subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

    4.11 ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been funded in accordance with its terms and otherwise complies with the requirements of ERISA, except as disclosed in writing to the Bank prior to the date of this Agreement.

    4.12 TAXES. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

    4.13 MARGIN STOCK. The proceeds of the Loan will not be used to purchase or carry "margin stock" as that term is defined in Regulations U or X promulgated by the Board of Governors of the Federal Reserve System.

    4.14 ENVIRONMENTAL COMPLIANCE. The Borrower has implemented and complied in all material respects with all applicable Environmental Laws. Except as disclosed to the Bank in writing, there are no suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or its property claiming violations of any Environmental Laws.

                                ARTICLE V
                                COVENANTS


    The Borrower covenants and agrees that during the Term the Borrower shall, unless the Bank shall otherwise consent in writing:

    5.1 PRESERVATION OF EXISTENCE: COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve its existence and all rights and privileges now enjoyed; not liquidate or dissolve, or merge or consolidate with or into any other business organization, provided that Borrower may acquire any other businesses for up to $100,000,000 in the aggregate; and conduct its business and operations in accordance with all applicable laws, rules and regulations.

    5.2 MAINTENANCE OF INSURANCE. Maintain insurance in such amounts and covering such risks as is usually prudently carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates.

    5.3 MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

    5.4 PAYMENT OF OBLIGATIONS AND TAXES. Make timely payment of all assessments and taxes and all of its liabilities and obligations unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency, provided that Borrower may make payment of trade payables in accordance with its customary business practices.

    5.5 INSPECTION RIGHTS. At any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any designated representative thereof. If the Borrower shall maintain records (including, but not limited to, computer-generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may reasonably request, all at the Borrower's expense, the amount of which shall be payable within 30 days following demand.

     5.6 REPORTING AND CERTIFICATION REQUIREMENTS. Deliver or cause to be delivered to the Bank, in form and detail satisfactory to the Bank:

              (i) Not later than 120 days after the end of each of the Borrower's fiscal years, a copy of the annual audited financial report and Securities and Exchange Commission Form 10-K of the Borrower for such year, all certified to as having been prepared in accordance with GAAP consistently applied by a firm of certified public accountants acceptable to the Bank, together with the consolidating balance sheets and income statements for the Borrower and its Subsidiaries for such year;

             (ii) Not later than 60 days after the end of each fiscal quarter, the Borrower's Securities and Exchange Commission Form 10-Q, together with the consolidating balance sheets and income statements for the Borrower and its Subsidiaries, each as of the end of such period;

            (iii) Not later than 60 days after the end of each fiscal quarter, a certificate of the chief financial officer of the Borrower demonstrating compliance as of the end of such period with each financial covenant set forth herein, all in form satisfactory to the Bank; and

             (iv) Promptly upon the Bank's request, such other information pertaining to the Borrower as the Bank may reasonably request.

     5.7 PAYMENT OF DIVIDENDS. Not declare or pay any dividends to any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock.

     5.8 REDEMPTION OR REPURCHASE OF STOCK. Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding, provided that the Borrower may redeem or repurchase any class of the Borrower's stock in an amount not to exceed $1,000,000 in any one fiscal year.

     5.9 ADDITIONAL INDEBTEDNESS. Not create, incur or assume, after the date hereof, directly or indirectly, any additional Indebtedness or any commitment therefor other than (i) Indebtedness owed or to be owed to the Bank, (ii) Indebtedness to trade creditors incurred in the ordinary course of the Borrower's business, (iii) any Indebtedness for Capital Expenditures in the aggregate greater than US$75,000,000 in any one fiscal year, (iv)

Indebtedness owed to other financial institutions under revolving lines of credit or (v) Indebtedness of up to US$75,000,000 in connection with any acquisitions.

     5.10. LOANS. Not make any loans or advances or extend credit to any third person, including but not limited to directors, officers, shareholders, employees, affiliated entities and Subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted, provided that the Borrower may make loans or advances or extend credit to employees of the Borrower in an aggregate amount not to exceed US$1,000,000 in any one fiscal year and provided further, that the Borrower may make loans or advances or extend credit to affiliated entities or Subsidiaries of the Borrower in an amount not to exceed US$15,000,000 in the aggregate.

     5.11. LIENS AND ENCUMBRANCES. Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust or other lien (including but not limited to a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statements for continuation thereof affecting any of such properties, except for (i) Permitted Liens or as otherwise provided in this Agreement, and (ii) purchase money security interests or capital leases of up to US$75,000,000 for equipment, including mortgage financing for the Borrower's Temecula, California property, in any one fiscal year.

     5.12. TRANSFER OF ASSETS. Not sell, contract for sale, convey, transfer, assign, lease or sublet after the date hereof any of its assets except in the ordinary course of business as presently conducted by the Borrower, which ordinary course of business includes but is not limited to sale-leasebacks of equipment, and then only at then-prevailing market rates for such assets.

     5.13. CHANGE IN NATURE OF BUSINESS. Not make any material change in the fundamental nature of its business existing or conducted as of the date hereof.

     5.14. FINANCIAL CONDITION. Maintain at all times:

               (i) A minimum consolidated Effective Tangible Net Worth of at least US$175,000,000, plus, in each case, 50% of annual net income, the proceeds of any equity issuance, conversion of debt into equity and any grant of rights to subscribe for shares of the Borrower, commencing with the fiscal year-end June 30, 1994;

              (ii) A ratio of consolidated Debt to consolidated Effective Tangible Net Worth of not more than 1 to 1 for the six-month period ending December 31, 1997, 0.95 to 1 for the six-month period ending June 30, 1998 and 0.90 to 1 thereafter;

               (iii) A ratio of consolidated current assets to consolidated current liabilities of not less than 1.75 to 1 (for the purposes hereof, outstanding amounts under any revolving lines of credit to be included in consolidated current liabilities); and

               (iv) A ratio of the sum of net income, plus depreciation expense, plus amortization expense, plus net interest expense, each for the immediately preceding four fiscal quarters, to the sum of the current portion of long-term Debt then due for the fourth immediately preceding fiscal quarter, plus net interest expense for the immediately preceding four fiscal quarters, of not less than 2 to 1, provided that, for purposes of this covenant, the definition of net income pursuant to GAAP shall be modified to exclude a one-time charge of up to US$60,000,000 for non-cash restructuring and asset impairment charges taken by the Borrower in its fiscal year ended June 30, 1997.

     5.15 NOTICE. Give the Bank prompt written notice of any and all (i) Events of Default; (ii) litigation, arbitration or administration proceedings to which the Borrower or any of its Subsidiaries is a party and in which the claim or liability exceeds $1,000,00, and (iii) other matters, other than matters of a general economic nature (other than those matters relating primarily to the Borrower or any of its Subsidiaries, or the industries in which the Borrower or any of its Subsidiaries conducts its respective business) which have resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

     5.16 CONSOLIDATED OPERATING LOSS. Not incur for any two consecutive fiscal quarters a cumulative Consolidated Operating Loss in excess of US$10,000,000, provided that, for purposes of this covenant, the definition of "Consolidated Operating Loss" pursuant to GAAP shall be modified to exclude a one-time charge of up to US$80,000,000 for restructuring and asset impairment charges taken by the Borrower in its fiscal year ended June 30, 1997, which charges include associated inventory write-downs of up to US$5,000,000.

     5.17 ENVIRONMENTAL COMPLIANCE. The Borrower and each of its Subsidiaries shall:

          (i) Implement and comply in all material respects with all applicable Environmental Laws;

          (ii) Own, use, generate, manufacture, store, handle, treat, release or dispose of any hazardous or toxic wastes, substances or related materials, only if such ownership or use would not result in a Material Adverse Effect;

          (iii) Give prompt written notice of any discovery of or suit, proceeding, claim, dispute, threat, inquiry or filing respecting hazardous or toxic wastes, substances or related materials; and

               (iv) At all times indemnify and hold harmless the Bank from and against any and all liability arising out of the use, generation, manufacture, storage, handling, treatment, disposal or presence of hazardous or toxic wastes, substances or related materials, other than liability arising out of the Bank's gross negligence or willful misconduct.

     5.18 PARI PASSU TREATMENT. At all times maintain its Obligations hereunder to the Bank as pari passu to any other unsecured indebtedness with respect to any of its domestic loans.

     5.19 ERISA. Allow an event or condition to occur or exist which results in Borrower's or any of its Subsidiaries' incurring or becoming reasonably likely in incur liability under ERISA and such liability would have a Material Adverse Effect.

                                   ARTICLE VI
                                    DEFAULT

     6.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default hereunder, without regard to any fault of or cause by the Borrower:

               (i) any representative or warranty made herein or hereafter by or on behalf of the Borrower to the Bank proves to be false or misleading in any material respect; or

               (ii) any report, financial statement, instrument or information furnished by or on behalf of the Borrower to the Bank upon which the Bank has relied in making the Commitment in connection with this Agreement or any Advance proves to be false or misleading in any material respect; or

               (iii) any failure of the Borrower to pay or perform all of its Obligations, or any portion thereof, when the same become due and payable and, with respect to any such failure other than a failure to pay any sum due hereunder, the passage of thirty (30) days thereafter without cure; or

               (iv) the occurrence of any default under any credit arrangement that it may have with any provider of credit other than the Bank, which default allows such other credit provider to accelerate its debt or otherwise exercise its remedies, and the passage of all applicable cure periods therefor without cure; or

               (v) a petition is filed against the Borrower in an involuntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) shall be appointed for the Borrower,or for any substantial part of the Borrower's properties, or the winding-up or liquidation of the Borrower's affairs shall be ordered, and any such petition, decree or order shall continue unstayed and in effect for a period of thirty (30) consecutive days; or

               (vi) the Borrower shall commence a voluntary case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or any of them shall consent to the appointment or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or of any substantial part of any of its properties, or it shall make any assignment for the benefit of creditors, or fail generally to pay its debts as such debts become due, or take any corporate action in furtherance of any of the foregoing; or

                (vii) any writ of execution or attachment or any judgment lien which individually exceeds US$2,000,000 or which, in the aggregate, exceeds US$5,000,000, shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 60 days after the issuance or attachment of such writ or lien; or

                (viii) the Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body materially necessary to conduct the Borrower's business as now conducted; or

                (ix) there shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so with, any Person or group of Persons (as such terms are defined pursuant to federal securities laws) with respect to more than 20% of the issued and outstanding capital stock of the Borrower and, as a result thereof, such Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower.

    6.2 REMEDIES. Upon the occurrence of an Event of Default, the Bank may, without notice to the Borrower, terminate forthwith the obligations of the Bank to make any further Advances to the Borrower hereunder and, in the case of an Event of Default other than as specified in clauses (v) or (vi) of
Section 6.1, declare all sums owed hereunder to the Bank to be forthwith due and payable, or in the case of an Event of Default as specified in either of said clauses (v) or (vi) all sums owed hereunder to the Bank shall automatically become due and payable, whereupon all sums owed hereunder to the Bank shall in either case become forthwith due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding. The foregoing shall in no way be construed to limit the Bank's rights at law or in equity or otherwise to avail itself of any and all remedies to which it may have recourse as a secured party under applicable law.


                                 ARTICLE VII
                             GENERAL PROVISIONS


    7.1 CONSTRUCTION. The provisions of this Agreement shall be in addition to those of any guaranty, pledge or security agreement, note or other evidence of liability held by the Bank, all of which shall be construed as complementary to each other. Nothing herein contained shall prevent the Bank from enforcing any or all other notes, guaranties, pledges or security agreements in accordance with their respective terms. In the event that there is a conflict between the terms of this Agreement and the terms of the Note or any other Loan Document, there terms of this Agreement shall control.

    7.2 FURTHER ASSURANCES. From time to time, the Borrower shall execute and deliver to the Bank such additional documents and provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs.

    7.3 ENFORCEMENT AND WAIVER BY THE BANK. The Bank shall have the right at all times to enforce the provisions of this Agreement, the Note and the other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding and conduct or custom on the part of the Bank in refraining from so doing at any time or times. The failure of the Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Agreement or as having in any way or manner modified or waived the same. All rights and remedies of the Bank are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

    7.4  EXPENSES; INDEMNITY.

         a. EXPENSES. The Borrower agrees that it shall pay all reasonable out-of-pocket expenses (including attorneys' fees and expenses) incurred by the Bank in connection with (i) the preparation of this Agreement (whether or not the transactions hereby contemplated shall be consummated) up to the sum of $2,000, (ii) the making of the Loan and the enforcement of the rights of the Bank in connection with this Agreement, (iii) any action which may be instituted by any person against the Bank with respect to this Agreement or as a result of any transaction, action or non-action arising from this Agreement, and (iv) the preparation of any amendments to or waivers of this Agreement. The Borrower agrees that it shall indemnify the Bank from and hold the Bank harmless against any and all documentary taxes, assessments or similar charges made by any governmental authority by reason of the execution and delivery of this Agreement.

           b. INDEMNIFICATION. The Borrower hereby agrees to indemnify the Bank and its directors, officers, employees and agents (each such person, an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable attorneys' fees and expenses, incurred by or asserted against such Indemnitee arising out of, in any way in connection with, or as a result of: (i) this Agreement or any of the other Loan Documents, the performance by the parties hereto and thereto of their respective obligations hereunder and thereunder and consummation of the transactions contemplated hereby and thereby; or (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such indemnitee is a party thereto; provided, however, that such indemnification shall not, as to any Indemnitee, apply to any such losses, claims, damages, liabilities or related expenses arising from the gross negligence or willful misconduct of such Indemnitee.

           c. SURVIVAL. Without in an manner compromising the survivability of any other provision of this Agreement, the provisions of this Section
    7.4 shall remain operative and in full force and effect regardless of the expiration of the Term, the consummation of the transactions contemplated hereby, the repayment of the Loan, the invalidity or unenforceability of any term or provision of this Agreement, or any investigation made by or on behalf of the Bank. All amounts due under this Section 7.4 shall be payable upon written demand.

    7.5 NOTICES. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed duly given if delivered in person or by courier, or if sent by facsimile transmission or certified mail, postage prepaid and return receipt requested, addressed as follows, unless such address is changed by written notice hereunder:

           If to the Borrower:

           International Rectifier Corporation
           233 Kansas Street
           El Segundo, California 90245
           Attention:  Treasury Department
           Telecopier No.: (310) 726-8439

           If to the Bank:

           The Dai-Ichi Kangyo Bank, Ltd.
            Los Angeles Agency
           555 West Fifth Street, 5th Floor
           Los Angeles, California 90013
           Attention:   Mr. John Merhaut
                        Vice President
           Telecopier No.: (213) 624-5258

All such notices shall be deemed to be received by the party to be noticed upon the earlier of (i) actual receipt or (ii) delivery at the specified address.

    7.6 WAIVER AND RELEASE BY THE BORROWER. To the maximum extent permitted by applicable law, the Borrower: (i) waives notice and opportunity to be heard, after acceleration in the manner provided in Section 6.2 hereof, before exercise by the Bank of the remedies of self-help, setoff or of other summary procedures permitted by any applicable law or by any agreement with the Borrower, and except where required hereby or by any applicable law, notice of any other action taken by the Bank; and (ii) releases the Bank and its officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except as a result of their own willful misconduct or gross negligence.

    7.7 CHOICE OF LAW AND VENUE. This Agreement and the other Loan Documents have been entered into, and shall be interpreted in accordance with, the laws of the State of California, and any dispute arising hereunder shall be heard by a court of competent jurisdiction sitting in the County of Los Angeles, California.

    7.8 BINDING EFFECT AND ASSIGNMENT. This Agreement shall be for the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto. The Borrower has no right to assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Bank, but the Bank may assign or otherwise convey its rights and delegate its obligations hereunder without the consent of the Borrower in amounts of US$5,000,000 or greater (i) to any Federal Reserve Bank as collateral, (ii) to not more than one bank or one syndicate of banks or (iii) to any assignee that is not directly or indirectly in the semiconductor industry. The Borrower agrees that, in connection with any such assignment or other conveyance, the Bank may deliver to any prospective assignee all relevant information relating to the Borrower so long as such prospective assignee agrees in writing to keep such information confidential pursuant to Section 7.16 hereof.

    7.9 ENTIRE AGREEMENT. This Agreement, and the documents executed and delivered pursuant hereto, constitutes the entire agreement between the parties. This Agreement may be amended only by a writing signed on behalf of each party.

     7.10 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision and, to this end, the provisions hereof are severable.


     7.11 ATTORNEY'S FEES AND COSTS. In the event of a dispute hereunder, the prevailing party (as determined by the court) shall be awarded, in addition to any judgement, all attorney's fees and costs incurred by it in connection with such dispute.


     7.12 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction or interpretation hereof.


     7.13 WAIVER OF JURY TRAIL. EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT WHICH IT MIGHT HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE BORROWER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE BANK HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE BANK WOULD NOT,
IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND THE BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER HAS BEEN MADE AS A MATERIAL INDUCEMENT TO THE BANK TO MAKE THE LOAN.


     7.14 RIGHT OF SETOFF. Upon the occurrence and during the continuation of any Event of Default, the Bank is hereby authorized, in addition to any other right or remedy that it may have by operation of law or otherwise, at any time and from time to time and without notice to the Borrower (any such notice being expressly waived by the Borrower), to exercise its bankers' lien and right of setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing under this Agreement, irrespective of whether or not the Bank shall have made any demand under this Agreement and although such Obligations may not have matured.


     7.15 SURVIVAL. All representations, warranties, agreements and covenants made herein and in the certificates, instruments and documents delivered pursuant hereto shall survive the making by the Bank of Advances and the execution and delivery to the Bank of the Note and shall continue in full force and effect until all Obligations are satisfied in full.

     7.16 CONFIDENTIALITY. In accordance with its customary practices, the Bank shall keep all information that is provided by the Borrower to the Bank pursuant to the terms of this Agreement confidential, but the Borrower acknowledges that the Bank may deliver copies of any financial statements and other documents delivered to the Bank, and disclose any other information disclosed to the Bank, by or on behalf of the Borrower or any subsidiary thereof in connection with or pursuant to this Agreement, to: (i) the Bank's directors, officers, employees, agents and professional consultants, provided that such disclosure is made in confidence to such persons; (ii) any federal or state regulatory authority having jurisdiction over the Bank; and (iii) any other person to whom such delivery or disclosure is necessary (A) to comply with any law, rule, regulation or order applicable to the Bank, (B) to respond to any subpoena or other legal process, (C) in connection with any litigation to which the Bank is a party, or (D) in order to protect the Bank's investment in the Note; provided, however, that as to any disclosure under subclauses (B) and (C) of the foregoing clause (iii) the Bank shall notify the Borrower prior to making such disclosure and shall cooperate with the Borrower, at the Borrower's sole cost and expense, should the Borrower contest the right of the recipient of such disclosure to receive or demand such information.

     7.17 CONDITIONS NOT FULFILLED. If the Commitment is not drawn upon owing to nonfulfillment of any condition precedent specified in Article III hereof, neither party hereto shall be responsible to the other for any damage or loss by reason thereof, except that the Borrower shall in any event be liable to pay the fees, Taxes, Other Taxes and expenses for which it is obligated hereunder.


     7.18 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.


     7.19 IMMATERIALITY. Notwithstanding anything herein to the contrary, any breach of representations and warranties contained in Article IV hereof or the covenants in Sections 5.1, 5.3, 5.4, 5.11, 5.12 or 5.17 shall not be deemed to be an Event of Default or prohibit any extension of credit hereunder if, in the aggregate, such defaults could not reasonably be expected to have a Material Adverse Effect.


     IN WITNESS WHEREOF, each of the parties hereto has caused its duly authorized representative to execute this Agreement on its behalf as of the day and year first above written.


THE BANK                                  THE BORROWER
--------                                  -------------

THE DAI-ICHI KANGYO BANK, LTD.,           INTERNATIONAL RECTIFIER
Los Angeles Agency                        CORPORATION, a Delaware corporation



By:  /s/ Masatsugu Morishita               By:  /s/ Michael P. McGee
----------------------------               -------------------------------

      SR. VICE PRESIDENT &
Its  JOINT GENERAL MANAGER                 Its  VICE PRESIDENT & CFO
----------------------------               -------------------------------

                                  EXHIBIT A

                  NAMES OF BORROWER'S AUTHORIZED INDIVIDUALS



1.  _________________________

2.  _________________________

3.  _________________________

4.  _________________________

5.  _________________________

6.  _________________________

                                     EXHIBIT B

                              FORM OF ADVANCE REQUEST


The Dai-Ichi Kangyo Bank, Ltd.
 Los Angeles Agency
555 West Fifth, 5th Floor
Los Angeles, California 90013
Attention:    Mr. John Merhaut
              Vice President

Dear Sirs:

     The undersigned (the "Borrower") refers to that certain Credit Agreement dated as of September 26, 1997 (as amended, modified or supplemented, the "Credit Agreement") by and between the Borrower and yourselves (the "Bank"). Capitalized terms used but not defined in this letter shall have the meanings specified in the Credit Agreement. The Borrower hereby gives the Bank notice pursuant to Section 2.4 of the Credit Agreement that it requests an Advance, and in connection therewith sets forth below the terms on which the Advance is requested to be made:

     (i)     Date of Advance                                       _________

     (ii)    Principal Amount of Advance(1)                        _________

     (iii)   Interest Rate                                         _________

     (iv)    Interest Period and Last Day Thereof(2)               _________

                               Very truly yours,

                               THE BORROWER:

                               INTERNATIONAL RECTIFIER CORPORATION,
                               a Delaware corporation

                               By:        EXHIBIT ONLY
                                    ---------------------------

                               Its      NOT FOR EXECUTION
                                    ---------------------------



-----------------------
    (1) Not less than US$500,000.00 and in integral multiples thereof

    (2) Which shall end not later than the applicable Commitment Termination
        Date

                                   EXHIBIT C

                                    FORM OF
                         REVOLVING CREDIT AND TERM NOTE


US$10,000,000.00                                           September 26, 1997


     FOR VALUE RECEIVED, the undersigned, International Rectifier Corporation, a Delaware corporation (the ""Borrower"), unconditionally promises to pay to the order of The Dai-Ichi Kangyo Bank, Ltd. (the "Bank"), in lawful money of the United States of America at its office located at 555 West Fifth Street, Los Angeles, California 90013, or to such other entity or at such other address as the Bank may from time to time direct, the lesser of
(i) the principal sum of Ten Million and No/100 U.S. Dollars (US$10,000,000.00) or (ii) the aggregate unpaid principal amount of all Advances made pursuant to that certain Credit Agreement dated as of September 26, 1997 by and between the Borrower and the Bank (the "Credit Agreement"), and to pay interest (before, as well as after, judgment) in arrears, from the date hereof in like money at said office on the unpaid principal amount hereof from time to time outstanding, as more fully provided for in the Credit Agreement.

     Interest which is not paid when due shall thereafter bear interest like as to principal.

     The Bank is hereby authorized by the Borrower to endorse on the schedule forming a part hereof appropriate notations evidencing the date and amount of each Advance made by the Bank, the nature of such Advance and the date and amount of each payment of principal and interest made by the Borrower with respect thereto.

     Presentment, notice of dishonor and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. The Borrower hereby expressly waives, to the full extent permitted by law, its rights to plead any and all statutes of limitations as a defense to any demand hereunder.

     This Note is the Revolving Credit and Term Note referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement for provisions for the payment and prepayment hereof and for the acceleration of the maturity hereof upon the occurrence of certain events as therein specified. Terms defined in said Credit Agreement and not otherwise defined herein are used herein as therein defined.

     This Note is made and shall be governed and construed in accordance with the laws of the State of California.

                                      THE BORROWER:

                                      INTERNATIONAL RECTIFIER CORPORATION,
                                      a Delaware corporation


                                      By:       EXHIBIT ONLY
                                         -------------------------------
                                      Its     NOT FOR EXECUTION
                                         -------------------------------

                     BORROWINGS AND PAYMENTS OF PRINCIPAL



-------------------------------------------------------------------------------
             Principal or                Date of      Amount of
  Date of    Face Amount    Interest    Repayment/    Repayment/    Notation
  Advance    of Advance       Rate      Prepayment    Prepayment    Made By
-------------------------------------------------------------------------------


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

                                   EXHIBIT D

                       FORM OF NOTICE OF INTEREST PERIOD

The Dai-Ichi Kangyo Bank, Ltd.
 Los Angeles Agency Bank
555 West Fifth, 5th Floor
Los Angeles, California  90013
Attention:    Mr. John Merhaut
              Vice President

Dear Sirs:

     The undersigned (the "Borrower") refers to that certain Credit Agreement dated as of September 26, 1997 (as amended, modified or supplemented, the "Credit Agreement") by and between the Borrower and yourselves (the "Bank"). Capitalized terms used but not defined in this letter shall have the meanings specified in the Credit Agreement. The Borrower hereby gives the Bank notice pursuant to Section 2.7 of the Credit Agreement that it requests a continuation or conversion with respect to the upcoming Interest Period as follows:

     (i)  As to All Outstanding Advances
                                                                           (1)
                                                                  ---------
    (ii)  As to Outstanding Advances in the
          Principal Amount of ________________(2)
                                                                           (1)
                                                                  ---------
   (iii)  As to the Term Loan
                                                                           (1)
                                                                  ---------
                                       Very truly yours,

                                       THE BORROWER:

                                       INTERNATIONAL RECTIFIER CORPORATION,
                                       a Delaware corporation

                                       By:             EXHIBIT
                                          -------------------------------------
                                       Its:        NOT FOR EXECUTION
                                          -------------------------------------

-------------------
   (1) Must be one (1), two (2) or three (3) months, or such other period upon which the Bank and the Borrower may from time to time agree

   (2) Not less than US$500,000.00 and in integral multiples thereof

                        REVOLVING CREDIT AND TERM NOTE

US$10,000,000.00                                            September 26, 1997


    FOR VALUE RECEIVED, the undersigned, International Rectifier Corporation, a Delaware corporation (the "Borrower"), unconditionally promises to pay to the order of The Dai-Ichi Kangyo Bank, Ltd. (the "Bank"), in lawful money of the United States of America at its office located at 555 West Fifth Street, Los Angeles, California 90013, or to such other entity or at such other address as the Bank may from time to time direct, the lesser of (i) the principal sum of Ten Million and No/100 U.S. Dollars (US$10,000,000.00) or
(ii) the aggregate unpaid principal amount of all Advances made pursuant to that certain Credit Agreement dated as of September 26, 1997 by and between the Borrower and the Bank (the "Credit Agreement"), and to pay interest (before, as well as after, judgment) in arrears, from the date hereof in like money at said office on the unpaid principal amount hereof from time to time outstanding, as more fully provided for in the Credit Agreement.

    Interest which is not paid when due shall thereafter bear interest like as to principal.

    The Bank is hereby authorized by the Borrower to endorse on the schedule forming a part hereof appropriate notations evidencing the date and amount of each Advance made by the Bank, the nature of such Advance and the date and amount of each payment of principal and interest made by the Borrower with respect thereto.

    Presentment, notice of dishonor and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. The Borrower hereby expressly waives, to the full extent permitted by law, its rights to plead any and all statutes of limitations as a defense to any demand hereunder.

    This Note is the Revolving Credit and Term Note referred to in the Credit Agreement. Reference is hereby made to the Credit Agreement for provisions for the payment and prepayment hereof and for the acceleration of the maturity hereof upon the occurrence of certain events as therein specified. Terms defined in said Credit Agreement and not otherwise defined herein are used herein as therein defined.

    This Note is made and shall be governed and construed in accordance with the laws of the State of California.

                                       THE BORROWER:

                                       INTERNATIONAL RECTIFIER CORPORATION,
                                       a Delaware corporation


                                       By:   /s/ Michael P. McGee
                                          -------------------------------------

                                       Its  VICE PRESIDENT & CFO
                                          -------------------------------------

                      BORROWINGS AND PAYMENTS OF PRINCIPAL





-------------------------------------------------------------------------------
             Principal or                Date of      Amount of
  Date of    Face Amount    Interest    Repayment/    Repayment/    Notation
  Advance    of Advance       Rate      Prepayment    Prepayment    Made By
-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


-------------------------------------------------------------------------------


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

                                      EXHIBIT F

                                     PROCEEDINGS


The following are actions, suits or proceedings to the knowledge of the Borrower pending or threatened against the Borrower, or its respective properties, before any court, arbitrator, commission, board, agency or other authority which, if determined adversely to the Borrower, could result in a Material Adverse Effect. For more information, please refer to Borrower's report on Form 10-K filed with the Securities and Exchange Commission for fiscal year ended June 30, 1997.

- Borrower and certain of its directors and officers have been named as defendants in three class action lawsuits filed in Federal District Court in California. The complaints generally allege that the Borrower and the other defendants made materially false statements or omitted to state material facts in connection with the public offering of the Company's common stock completed in April 1991 and the redemption and conversion in June 1991 of the Borrower's 9% Convertible Subordinated Debentures due 2010. The complaints also allege that the Borrower's projections for growth in fiscal 1992 were materially misleading.

- United States Patent and Trademark Office Reexamination Proceedings of Borrower's United States patent numbers: 4,642,666; 4,959,699; 5,008,725; 5,130,767; and 4,593,302.

- Borrower and Rachelle Laboratories, Inc. (Borrower's former pharmaceutical subsidiary which discontinued operations in 1986) have been named among several hundred entities as potential responsible parties under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), in connection with the United States Environmental Protection Agency's investigation of the disposal of allegedly hazardous substances at a major superfund site in Monterey Park, California.

- Borrower has been notified by the State of California Department of Toxic Substances Control stating that the Borrower may be a potentially responsible party for the deposit of hazardous substances at a facility in Whittier, California.